Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com

ALIGN TECHNOLOGY ANNOUNCES RESIGNATION OF VICE PRESIDENT OF INTERNATIONAL

SAN JOSE, Calif., October 28, 2013 -- Align Technology, Inc. (Nasdaq: ALGN) today announced that Richard Twomey has resigned as the Company’s vice president, international to serve as president and CEO of a leading global healthcare products and services company, based in Europe. Thomas M. Prescott, Align president and CEO, will assume primary responsibility for all international operations. Raphael Pascaud, vice president and managing director of the Europe, Middle East and Africa region, and Julie Tay, vice president of the Asia Pacific region, will report directly to Mr. Prescott. Mr. Twomey will remain at Align through the end of December 2013 to help ensure a smooth transition.

“On behalf of Align’s executive management team and board of directors, I want to thank Richard for his leadership in the growth and development of our international business and congratulate him on this new career opportunity,” said Thomas M. Prescott, Align president and CEO. “We have a world-class team at Align, including a strong global team with seasoned, experienced leaders who are driving our European growth and expansion in Asia. I am confident this organization will continue to deliver great results in our international markets.”

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express 10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers. To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.
Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes the iTero scanning systems, OrthoCAD iCast and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.

Align Technology, Inc. 2560 Orchard Pkwy, San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.ALIGNTECH.COM